Exhibit 6a

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of January 2, 2020 (the “Effective Date”), by and between SavvyShares PBC, a Delaware corporation (the “Manager”), and SavvyShares LLC, a Delaware limited liability company (the “Company” and, together with the Manager, the “Parties”). All capitalized terms that have not been defined herein shall have the meanings ascribed to such terms as provided in the Limited Liability Company Agreement of SavvyShares LLC (the “Operating Agreement”).

WHEREAS, the Company desires to receive business, operational and financial management services from the Manager and to obtain the benefit of the Manager’s experience in such matters generally; and

WHEREAS, the Manager is willing to provide business, operational and financial management services to the Company, and the compensation arrangement set forth in this Agreement is designed to compensate the Manager appropriately for such services.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived therefrom, the parties hereto hereby agree as follows:

1.                  Engagement. The Company hereby engages the Manager to provide business, operational and financial management services to the Company, and the Manager hereby agrees to provide business, operational and financial management services to the Company on the terms and subject to the conditions set forth herein.

2.                  Services of the Manager. The Manager hereby agrees during the term of this engagement to manage all aspects of the business of the Company in order to build, maintain, operate and improve the market research database that is owned by its community (the “Database”). The Database will be comprised of Member Data. The Manager will manage the Company with the goals to (i) create and maintain a community-owned market research Database that is designed to provide insights into consumer attitudes and behavior, consistent with the Manager’s public benefit, (ii) make the Database dynamic, secure, and longitudinal, (iii) promote a supporting ecosystem for the Database, and (iv) generate revenue from which to make distributions to Members. The Manager shall have the sole discretion as to the emphasis to be placed upon each of these goals. The services of the Manager (the “Services”) will include, to the extent necessary or appropriate for the above purposes, the exercise of all powers of the Manager set forth in Section 4.1 of the Operating Agreement.

3.                  Personnel. The Manager shall provide and devote to the performance of this Agreement such employees, representatives and agents of the Manager as Manager shall deem appropriate for the furnishing of the services required thereby. The Company will pay or reimburse the Manager or its affiliates for its actual fully burdened costs of all personnel devoted to managing the business of the Company, to the extent such costs are Operational Expenses. The Company will reimburse the Manager or its affiliates for the use of these employees on a “fully loaded” hourly basis for actual hours spent working on Company matters. “Fully loaded” costs include salary or hourly rate of pay, payroll taxes, benefits (including medical, dental, group life insurance, workers’ compensation premium, and retirement plan contributions), vacation and sick time accruals.

4.                  Intellectual Property. Subject to the License Terms set forth in the License Agreement, dated as of the date hereof, by and between the Parties (the “License Terms”), which are incorporated herein by reference and made a part hereof:

4.1              The Manager shall develop, improve and maintain the Database at the Manager’s sole expense.

4.2              The Manager shall create and own for the benefit of the Company various trademarks, domain names, website content and software, and social media accounts and content.

4.3              The Company shall own all intellectual property acquired through collaborations with third parties with respect to Member Data (“Collaboration IP”).

4.4              To the extent that the Manager determines to use any of the Manager’s registered and unregistered U.S. and foreign trade names, trademarks, trade dress and service marks, Internet domain names, Internet addresses and other computer identifiers, websites or web pages, brand names, logos or corporate names owned by the Manager and not subject to Section 4.2 and the corresponding provisions of the License Terms (“Manager IP”) for the benefit of the Company in the course of providing the Services, the Company shall have a non-exclusive, royalty-paid, worldwide license for such use. The Manager shall have no obligation to use Manager IP for the benefit of the Company, and the Manager may cease any such use for the benefit of the Company at any time in its sole discretion, which cessation will automatically terminate the Company’s rights set forth in this Section 4.4 with respect to such use.

5.                  Management Fee. Commencing as of the Effective Date, the Company shall pay, to the Manager a management fee (the “Management Fee”) calculated as the sum of (a) an amount equal to the product of (x) fifty percent (50%) and (y) the Net Revenues of the Company. Terms used in this Section 5 have the following meanings and are subject to the following provisions:

5.1              “Company Expenses” shall mean Operational Expenses accrued by the Company in accordance with GAAP, which for the avoidance of doubt do not include Organizational Expenses, Operational Expenses borne by the Manager pursuant to Section 6, the Management Fee or the value of Shares issued for Member Data.

5.2              “Data Delivery Activities” means activities that derive value from the content contained in the Database, such as (i) providing to third parties (collectively, “Customers”), Access to the Database for population-level research, (ii) making available to Customers, directly or through the Manager, contact information for Members who have elected via their Community Agreements to allow the sharing of such contact information (iii) communication and Member engagement services provided to Customers following a Data Delivery Activity that identifies or provides contact information of Members, and (iv) professional services such as survey design, marketing consultation or project management. Data Delivery Activities exclude the following activities of the Manager, which the Manager may in its sole discretion choose to conduct for its own or for its Affiliate’s account or for Customers, which activities do not constitute operations of the Company or sources of Net Revenues:

(a)                assisting Customers in collecting longitudinal data of identified Members that is at the time of initial collection outside the Database (it being understood that such data may, in connection with such services by the Manager, be Contributed to the Database);

(b)               the offer or sale of value added goods and services to Members (other than Shares) for consideration other than Contributions, whether by the Manager, an Affiliate of the Manager or a third party offering goods or services that may be of interest to Members;

(c)                the acquisition of data, whether or not similar to Member Data, for cash or other non-share consideration, which data may include data obtained by the following methods that the Company does not intend to use for the Database: qualitative research methods such as in-depth interviews, focus groups, ethnography (observing or interacting with a study’s participants in their real-life environment), content analysis and case study research;

(d)               providing data, whether or not similar to the Member Data, to third parties for population-level research, including data from the Database, provided that less than 50% of the total data for the project is derived from the Database. Luth Research (or an affiliate) may purchase access to the Member Data in the Database for purposes of providing services to its customers as permitted in this clause (d). The cost for such data will be the value of the shares issued by the Company for such Member Data, plus ten percent (10%) and for purposes of clarity any such payments to the Company constitute revenues from a Data Delivery Activity; and

(e)                any and all other activities of the Manager that do not derive substantial value from the content of the Database, such as call center services currently performed by Luth Research.

5.3              “Net Revenues” means all revenue recognized by the Company from (a) Data Delivery Activities and (b) license fees, royalties and other revenue derived from Collaboration IP, in each case accordance with generally accepted accounting principles (“GAAP”), less Company Expenses.

5.4              The Manager will determine the Management Fee with respect to Net Revenues for each fiscal quarter. The Management Fee shall be payable within ten (10) days following the closing of the Company’s books for each quarter, to the extent of available cash in the Company. To the extent sufficient cash is not available at a payment date, the unpaid portion of the Management Fee shall accrue and be paid promptly following the Company’s receipt of cash sufficient to pay the amount in arrears. The Management Fee shall be payable regardless of whether any services are requested or provided in such quarter (or in any other quarter) and regardless of whether the Company finds the Manager’s services to be complete and/or useful.

6.                  Expenses.

(a) The Company shall promptly reimburse the Manager for all Company expenses advanced by the Manager, in accordance with the Operating Agreement. Notwithstanding the foregoing, the Manager will not be entitled to reimbursement for Operational Expenses paid by the Manager if such Operational Expenses are, or would be but for the provisions of this Section 6, accrued by the Company under generally accepted accounting principles on or before the date the offering of Shares under Regulation A is first qualified with the SEC (the “Qualification Date”). To the extent that any payment of expenses of the Company by the Manager is not reimbursed by the Company and is properly allocable as an expense of the Company for federal, state and local tax purposes, a portion of the Management Fees for a like amount shall be treated as a reimbursement to the Manager for such expenses and not as a payment of Management Fees.

(b) The Manager will not be entitled to reimbursement for Member Acquisition Costs incurred for the one year period beginning on the Qualification Date. “Member Acquisition Costs” means selling and marketing expenses for the recruitment of new Members or further acquisitions of Shares by existing Members, including without limitation advertising and promotional expenditures (primarily online marketing) and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales or marketing functions.

7.                  Other Revenue Sources. With the exception of revenue derived from the Company’s provision to third parties of Access to the Database for population-level research, the Company will not participate in revenues deriving from the Database IP or the Manager IP, such as third-party targeted research participation or advertising directed to Members on websites or other communication platforms used by the Manager for the benefit of the Company. For purposes of this Agreement, “Database IP” means (a) all worldwide intellectual property rights that are necessary or appropriate for the organization, structure or operation of the Database, or any substitute, expansion or upgrade of the Database, including worldwide patents, trade secrets, know-how, and copyrights, and (b) any improvements, developments, innovations or new inventions conceived or discovered by the Manager, solely or jointly, related to any of the foregoing.

8.                  Term. This Agreement will continue from the date hereof until terminated by the Manager with thirty (30) days prior notice. This Agreement may not be terminated by the Company.

9.                  Waiver of Liability. The provisions of Section 4.4(a) of the Operating Agreement apply to the Services and the Manager’s performance under this Agreement and are incorporated herein by reference.

10.              Confidentiality.

10.1          Non-Disclosure. Each Party agrees to regard and preserve as confidential all non-public information related to the business and activities of the other Party and its Affiliates, which may be obtained by such Party from any source or may be developed as a result of this Agreement or the Operating Agreement, including financial and business information, strategy, trade secrets, know-how, technical information, specifications, past, present and future operations, partner, client, staff, end user, athlete, trainer, consultant, medical professional and supplier identities, Member Data, and other non-public information, whether tangible, intangible, visual, electronic or otherwise, together with notes, analysis, compilations, studies and/or other documents prepared by a Party, its directors, officers, employees, agents and representatives based upon, containing or otherwise reflecting such information (collectively, “Confidential Information”). Each Party agrees to hold the Confidential Information of the other in confidence and shall not disclose such information to any Person, or use (directly or indirectly) any such information for its own benefit or the benefit of any other party. Even when disclosure is permitted, each Party agrees to limit access to and disclosure of the other Party’s Confidential Information to its employees on a “need to know” basis only. Notwithstanding the foregoing, either Party may disclose the other Party’s Confidential Information (a) pursuant to applicable law or regulation or compulsion of proper judicial or other legal process; provided, however, that the disclosing Party shall provide prompt notice of the same prior to such required disclosure such that the other Party may seek a protective order or other appropriate remedy to safeguard, restrict or limit the disclosure of such Confidential Information, (b) to establish a Party’s rights under this Agreement, including to make such court filings as it may be required to do, or (c) with respect to Member Data, in accordance with the Company’s agreements with the respective contributors of such Member Data.

10.2          Exclusions. Information shall not be considered “Confidential Information” hereunder to the extent, but only to the extent that, such information (a) is or becomes publicly available through no fault, default or breach of or by the receiving Party; (b) is or was rightfully acquired by the receiving Party from an independent third party without restriction or obligation of confidentiality and without breach of any agreement or obligation; (c) is or was independently developed by the receiving Party without use of or reference to Confidential Information of the other Party, or (d) is approved for release without restriction by the disclosing Party.

10.3          Recipients; Equitable Relief. Each Party shall, in advance, ensure that each individual who obtains or is in a position to obtain Confidential Information of the other Party, understands and has agreed to comply with the obligations in this Section 10. Further, in the event of a breach or threatened breach of either Party’s obligations in this Section 10, the other Party shall suffer immediate and irreparable harm for which money damages may be difficult to calculate or provide inadequate compensation. Accordingly, either Party shall be entitled to an injunction, restraining order or other equitable relief to enforce compliance with the provisions of this Section 10; provided, however, that no specification herein of any particular legal or equitable remedy shall be deemed or construed to prohibit either Party from seeking or obtaining any other remedy under this Agreement, at law or in equity.

11.              Indemnification. The provisions of Section 4.5 of the Operating Agreement apply to the Services and the Manager’s performance under this Agreement and are incorporated herein by reference; provided that the indemnity provisions of the License Terms shall apply to the subject matter thereof.

12.              Future Subsidiaries. At the request of the Manager, the Company shall cause and take all action needed such that any direct or indirect subsidiary of the Company becomes a guarantor and agrees to the terms hereof (including those set forth and contemplated by Sections 9 and 11).

13.              Independent Contractor. The Manager shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither the Manager nor its officers, employees or agents shall be considered employees or agents of the Company as a result of this Agreement, nor shall any of them have authority by execution of this Agreement to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

14.              Representations and Warranties.

14.1          Mutual Representations. Each Party hereby represents and warrants to the other Party as follows: (a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (b) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses (as applicable) granted hereunder and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (d) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

14.2          Disclaimers EXCEPT AS SET FORTH HEREIN, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY MANAGER OR ITS AFFILIATES WITH RESPECT TO THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF FREEDOM FROM INFRINGEMENT, OR REGARDING THE VALIDITY, SCOPE, OWNERSHIP OR ENFORCEABILITY OF ANY SUCH INTELLECTUAL PROPERTY.

15.              Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THESE TERMS), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.              Miscellaneous.

16.1          Notices. The provisions of Section 10.1 of the Operating Agreement apply to all notices, requests, demands, claims and other communications hereunder.

16.2          Mandatory Arbitration. To the maximum extent permitted by law, all Claims arising under this Agreement will be resolved by final and binding arbitration in San Diego, California, in accordance with Section 10.2 of the Operating Agreement.

16.3          Entire Agreement. This Agreement contains the complete and entire understanding and agreement of the Manager and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of the Manager in connection with the subject matter hereof.

16.4          Partial Invalidity. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The Company agrees that, pursuant to Section 16.9, the Manager may replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision, without providing the notice to Members that may otherwise be required.

16.5          Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

16.6          Governing Law. This Agreement will be governed by and construed according to the laws of the State of Delaware, without regard to any conflicts of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of Delaware.

16.7          Jurisdiction; Venue; Service of Process. Subject to Section 16.2, any action, suit or other proceeding arising out of or in connection with or related to this Agreement shall be conducted only in San Diego, California. Each of the parties hereto hereby (a) irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the state and federal courts located in San Diego, California in any legal action, equitable suit or other proceeding arising out of or related to this Agreement; (b) waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 16.7; (c) stipulates that the state and federal courts located in San Diego, California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement, and (d) agrees that, to the fullest extent permitted by law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service so made shall have the same legal force and effect as if served upon such party personally within the State of California.

16.8          Prevailing Party; Attorney’s Fees. If any party hereto commences any action against any other party hereto with respect to the enforcement or interpretation of this Agreement, then the prevailing party (as defined in Section 10.2(h) of the Operating Agreement) in such action shall be entitled to an award of its costs of litigation, including attorney’s fees.

16.9          Amendment. This Agreement may be amended, modified, or waived, at any time or from time to time, without the written consent of the Company, except that the consent of the Company shall be required for any amendment, modification or waiver of Section 3 of the License Terms or the definition in the License Terms of “Trigger Events”. If any such amendment, modification or waiver may reasonably have an adverse effect on the rights or obligations of the Company, such amendment, modification or waiver shall not be effective until the date thirty (30) days after notice thereof to the Members (and any Member who does not wish to agree to such amendment, modification or waiver may redeem all of its Shares and resign as a Member per Section 6.11 of the Operating Agreement).

16.10      Execution in Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or other form of electronic or digital image transmission), each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

16.11      Assignment. The Manager may assign this Agreement without the consent of the Company. The Company may not assign this Agreement without the consent of the Manager.

16.12      Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

16.13      Computation of Time. The provisions of Section 10.15 of the Operating Agreement apply to this Agreement.

16.14      Interpretation. Unless otherwise stated or the context clearly requires otherwise: (a) all section and exhibit references are to the corresponding article or section of or exhibit to this Agreement, (b) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, (c) the singular form of nouns, pronouns and verbs shall include the plural and vice versa, (d) the use of the words “includes,” “including” and words of similar import in this Agreement shall be by way of example rather than by limitation (thus shall be deemed to be followed by the phrase “without limitation”), (e) reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, the terms hereof, and (f) the use of the words “or,” “either” and “any” shall not be exclusive. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Without limiting the Manager’s authority under Section 10.11 of the Operating Agreement or Section 16.9, the Manager may interpret this Agreement in any reasonable manner that resolves any conflicts between the provisions of this Agreement and the Management Agreement, and such interpretations shall be binding on the Company and the Manager.

16.15      Entire Agreement. This Agreement and the Management Agreement contain the entire understanding and agreements among the parties hereto, are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and supersede any prior understandings and agreements among them respecting the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the Management Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or any other Transaction Document.

16.16      Electronic or Digital Delivery of Signatures. The provisions of Section 10.21 of the Operating Agreement apply to this Agreement.

16.17      Survival. Sections 9, 11 and 14 shall survive and continue in full force in accordance with their respective terms notwithstanding any termination of this Agreement.

16.18      Severability. This Agreement is severable. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect and conform with the original subjective intent of the parties hereto as closely as possible in an acceptable manner.

* * * *

IN WITNESS WHEREOF, the undersigned have caused this Management Services Agreement to be duly executed and delivered on the date and year first above written.

SavvyShares PBC

By:	/s/ Roseanne Luth
	Name:	Roseanne Luth
	Title:	CEO

SavvyShares LLC

By:	SavvyShares PBC, its Manager

By:	/s/ Roseanne Luth
	Name:	Roseanne Luth
	Title:	CEO

Signature Page to Management Services Agreement